EXHIBIT 5

December 28, 2017

EMC Insurance Group Inc.
717 Mulberry Street
Des Moines, IA 50309

Re:	Employers Mutual Casualty Company 2017 Stock Incentive Plan (the "2017 Stock Plan")

Ladies and Gentlemen:

We have acted as counsel with respect to the Registration Statement on Form S-8 (the "Registration Statement") being filed by EMC Insurance Group Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,000,000 shares of Common Stock, $1.00 par value per share, of the Company which have been reserved for issuance under the terms of the 2017 Stock Plan (the “Shares”).

In rendering our opinion, we have examined and relied upon copies of the 2017 Stock Plan and the Registration Statement. We have also examined such records, documents and questions of law as we have considered relevant and necessary as a basis for this opinion. As to matters of fact material to our opinion, we have with your agreement relied upon certificates of officers of the Company and officers of Employers Mutual Casualty Company (“Employers Mutual”). We have assumed with your agreement the authenticity of all documents submitted to us as originals, the conformity with the original documents of any copies submitted to us for our examination and the authenticity of the original of any such copies.

Based on the foregoing, and subject to the foregoing qualifications and limitations, it is our opinion that the Shares to be issued under the 2017 Stock Plan will be legally issued, fully paid and non-assessable when: (a) the Registration Statement shall have become effective under the Securities Act; and (b) Shares shall have been duly issued in accordance with the terms of the 2017 Stock Plan and any award thereunder, and assuming the Company and Employers Mutual (as sponsor of the 2017 Stock Plan) complete all actions and proceedings required on their part to be taken prior to issuance and delivery of the Shares pursuant to the terms of the 2017 Stock Plan.

We are admitted to the Bar of the State of Iowa, and express no opinion herein as to the laws of any other jurisdiction, including the laws of the United States of America.

Except as expressly set forth herein, we express no opinion, and no opinion is implied or may be inferred, in connection with the Registration Statement, the 2017 Stock Plan or the issuance of the Shares pursuant to the terms of the 2017 Stock Plan. Without limiting the generality of the foregoing, we express no opinion with respect to the securities or blue sky laws of the State of Iowa or any other jurisdiction.

The undersigned law firm also hereby consents to the filing of this opinion as an Exhibit to the Registration Statement and to the use of its name in the Registration Statement.

Very truly yours,

Nyemaster Goode, P.C.

By: /s/ Mark C. Dickinson _
     Mark C. Dickinson